Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2022, with respect to the financial statements of Sharps Technology Inc. as of December 31, 2021 and 2020 included in the Registration Statement (Form S-1) and related prospectus.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

March 18, 2022